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                                                                   EXHIBIT 10.27



                         [SPORTS BYLINE USA LETTERHEAD]


July 30, 1999



Marc Barhonovich
Equity Advisors
3837 North Dale #194
Tampa, FL 33624


Dear Marc:

         As you suggested, here is another agreement (Attachment A) reflecting our airtime plus internet advertising package/program in exchange for 250,000 shares of stock in BLTD.

         Sports Byline USA will have all 250,000 shares delivered to them within 60 days of the date of this letter. 25,000 shares will be "free and clear and non-restricted" at the end of each quarter beginning at the end of 4Q/1999. The remaining shares will be "free and clear and non-restricted" after 1 year from the date of this letter.

         It is further understood that if the BLTD stock is not trading and viable after Jan. 1, 2000 on the NASDAQ bulletin board or higher ... that BLTD agrees to pay in cash for all advertising used/burned up to that point in accordance to the Attachment A pricing.

         We look forward to a mutually beneficial relationship. Already we have expanded our coverage to include snap.com. Our programming is now available through that popular site. Sports Byline USA will also be a big part of the much anticipated CD Radio programming in the fall of 2000. All of this will be additional exposure for any of the entities of BLTD ... and I am sure there will also be additional programming ideas which may involve BLTD.


Regards,


/s/ CHARLIE COANE

Charlie Coane
VP Sales and Marketing


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ATTACHMENT A

1.   900 :60 spots @ $700                          $  630,000 Total
     Sports Byline USA
     M-F, 7-10P, 1999, 2000, 2001, 2002

2.   2500 :60 spots @ $350                         $  875,000 Total
     Sports Byline USA-Weekends
     Sports Overnight America- M-S

3.   Sports Byline USA Web Site
     @ $50 per 1000 impressions
     1,000,000 impressions=                        $   50,000 Total

4.   CBS Sportsline*
     @ $50 per 1000 impressions
     2,000,000 impressions =
     *some restrictions apply                      $  100,000 Total

5.   Billboards- All programming
     @ $175 each
     1750=                                         $  306,250 Total

6.   Misc. Programming (see below)                 $   50,000 Total

                                                   $2,011,250 TOTAL

                                In Exchange For:   250,000 shares of stock
                                                   in BLTD

Other possibilities to substitute for above, as available.

*   1/2 sponsorship/remote broadcast
    @ $10,000 per day/per event

*   Special Features- Up to 2 1/2 minutes
    @ $800 each

*   Other programming

Note: These are locked in rates and not subject to increase as the rate card increases.


/s/ DARREN K. PECK                                /s/ CHARLES WILLIAMS VP
----------------------------                      -----------------------------
Darren K. Peck                                    Charles Williams
President, Sports Byline USA                      BLTD Corp. V.P.
Date:                                             Date:
                                                  Representative for BLTD

Note: BLTD has three (3) years from signed date to advertise/promote on the Sports Byline USA Network.

We will make every effort to satisfy all of the above according to a mutually agreed timetable.